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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. _____________)
Filed by the Registrant                                                     [X]
Filed by a Party other than the Registrant                                 [   ]
                                                                            ---

Check the appropriate box:
[_]      Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]      Definitive Proxy Statement
[X]      Definitive Additional Materials
[_]      Soliciting Material Pursuant to 240.14a-12

                       The Hartford Mutual Funds II, Inc.
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                (Name of Registrant as Specified in Its Charter)

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     (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)     Title of each class of securities to which transaction applies:
         (2)     Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)     Proposed maximum aggregate value of transaction:
         (5)     Total fee paid:

[_]      Fee paid previously by written preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:


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December 4, 2006

                                IMPORTANT NOTICE


Dear Shareholder:

Thank you for the timely return of your proxy card relating to the shareholder meeting of the (Fund Name). The shareholder meeting will be held on December 19, 2006.

Our records reflect your preference to abstain from voting on the proposed Articles of Amendment and the Plan of Reclassification of the fund as described in the Proxy Statement dated October 6, 2006, of The Hartford Mutual Funds II, Inc. and the related transmittal letter and Notice of Special Meeting of Shareholders ("Proxy Materials"). THIS PROPOSAL IS OF UTMOST IMPORTANCE, AND WE ARE WRITING TO ASK THAT YOU TAKE A FEW MOMENTS TO REVIEW THE INFORMATION CONTAINED WITHIN THIS LETTER AND THE PROXY MATERIALS AND RECONSIDER YOUR PREVIOUS VOTE.

The fund's Board of Directors proposes to reclassify the Class H, M and N shares of the fund as Class L shares, and the Class E and Z shares of the fund as Class Y shares. The fund's investment adviser, Hartford Investment Financial Services, LLC ("HIFSCO"), and the Board of Directors believe that it is in the best interest of each affected class of the fund to consolidate these classes. The classes are small in asset size and currently closed to new investors and have been losing assets over time. Class H, M and N shareholders will experience lower fund expenses due to Class L's significantly lower expenses. While Class E and Z shareholders currently bear lower expenses than Class Y shareholders, HIFSCO has committed to a contractual expense waiver for Class Y shares; as a result the former Class E and Class Z shareholders would bear fund expenses no higher than they currently bear for at least the next three years. It is also anticipated that shareholders may experience some regulatory and printing cost savings as a result of the reclassifications. Additionally, the reclassifications will have the effect of simplifying the fund's class structure. The Proxy Materials also discuss additional points that are relevant for your consideration of the proposal.

The shareholders of each affected class of the fund will vote separately on the proposed reclassification of that class. Unless the fund receives the favorable vote of a majority of each class' shareholders, the proposed reclassification of that class will not be approved. For this purpose, an abstention has the effect of a vote against the proposal.

Upon evaluation of all relevant information, the Board of Directors of the fund voted unanimously to approve the proposal. The Board of Directors recommends that you vote "FOR" the proposed reclassification.

Your vote is important and your participation in the affairs of your fund does make a difference. If you decide to change your vote, you can do so by mail, Internet or touch-tone phone. Please refer to the enclosed proxy card for instructions to cast your vote. Receipt of a proxy vote with a later date will completely revoke your previous ballot.

If you have any questions or would like an additional set of Proxy Materials, please contact our proxy solicitor, Computershare Fund Services, at 1-866-904-8748. We appreciate your time and careful consideration.

   Sincerely,

   /s/ David M. Znamierowski

   David M. Znamierowski
   President and Chief Executive Officer of The Hartford Mutual Funds